Exhibit 99.14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated November 29, 2024 and December 27, 2024, with respect to the consolidated financial statements and financial highlights of abrdn Global Infrastructure Income Fund and the financial statements and financial highlights of abrdn Japan Equity Fund, Inc., respectively, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Combined Proxy Statement/Prospectus and “Independent Registered Public Accountant” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
April 18, 2025